EXHIBIT 99.1
                                                                    ------------

   ARIAD Announces Initial Results of Phase 1b Clinical Trial of Oral AP23573
              in Patients with Relapsed and/or Refractory Cancers

     PHILADELPHIA & CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 17, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that the oral dosage form of its novel mTOR inhibitor, AP23573, can be administered safely using several daily and intermittent dosing schedules and achieves blood levels and mTOR inhibition consistent with those observed with intravenous administration.
     "We have developed a well-tolerated and bioavailable oral dosage form of AP23573 and are defining the optimal dosing regimen for use in future clinical trials," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "These findings, combined with the positive Phase 2 sarcoma data announced yesterday, continue to advance our global development plan for AP23573."
     Fifty-eight (58) patients with various types of solid tumors have been enrolled thus far in this dose-escalation Phase 1b trial of three different dosing regimens of oral AP23573: (1) daily dosing (no interruptions), (2) daily dosing for three out of four weeks (one-week interruption each month), and (3) daily for four consecutive days out of seven days each week (three-day interruption each week). Initial data are being presented on the first 45 patients. All three dosing regimens are well tolerated and result in similar treatment-related adverse events and early anti-tumor activities. To date, no different adverse events attributable to oral administration of the drug have been observed.
     The maximum tolerated dose (MTD) for each of the first two dosing regimens has been reached: 10 mg/day and 15 mg/day, respectively; oral mucositis was the dose-limiting toxicity. Potent inhibition of mTOR activity in pharmacodynamic assays of peripheral blood lymphocytes was observed with each dosing regimen. Further patient enrollment, dosing and follow up are continuing. The MTD has not been reached at 40 mg/day in the third dosing regimen, and patients are expected to receive higher doses of AP23573. Additional oral dosing schedules may also be explored.
     This poster, "A phase I dose escalation trial of oral AP23573, a novel mTOR inhibitor, in patients with refractory or advanced malignancies," will be presented by Anthony W. Tolcher, M.D., Institute for Drug Development, Cancer Therapy and Research Center, San Antonio, TX on Thursday, November 17, 2005.

     About AP23573

     ARIAD's small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. The U.S. Food and Drug Administration has designated AP23573 both as a fast-track product and an orphan drug for the treatment of soft-tissue and bone sarcomas, and the European Medicines Agency has also granted orphan drug status.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, risks and uncertainties that clinical trial results, such as those described in this press release, at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

     CONTACT: ARIAD Pharmaceuticals, Inc.
              Ed Fitzgerald (Investors)
              617-621-2345
              or
              Sheryl Seapy (Media)
              Pure Communications
              949-608-0841


                                        5